UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 1, 2005 (January 31, 2005)

LOUDEYE CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-29583	91-1908833

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1130 Rainier Avenue South Seattle, Washington		98144

(Address of Principal Executive Offices)		Zip Code

(206) 832-4000

(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 1.02 Termination of a Material Definitive Agreement.
Item 2.02 Results of Operation and Financial Condition
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Exhibit 10.1
Exhibit 10.2
Exhibit 10.3
Exhibit 99.1
Exhibit 99.2

Item 1.01	Entry into a Material Definitive Agreement.

     Employment Agreement with Michael Brochu as Chief Executive Officer

     On January 31, 2005, Loudeye Corp. (the “Company”) entered into an Executive Employment Agreement with Michael Brochu, pursuant to which Mr. Brochu will become employed as President and Chief Executive Officer of the Company effective February 1, 2005. The following summary is qualified in its entirety by reference to the text of the executive employment agreement, a copy of which is attached hereto and incorporated herein by reference as Exhibit 10.1.

     The executive employment agreement provides for a base salary of $325,000 together with a signing bonus of $25,000. Mr. Brochu received an option grant to purchase 1,500,000 shares of the Company’s common stock for an exercise price of $1.53 per share. In addition, subject to stockholder approval of an increase in the authorized number of shares reserved under the Company’s stock option plan, the Company has agreed to issue Mr. Brochu either an additional option to purchase 1,500,000 shares of common stock or a restricted stock grant with equivalent economic value. These options vest over a four year period—25% vest as of February 1, 2006, and the remainder vest monthly thereafter over three years. If Mr. Brochu is terminated in connection with a change of control of Loudeye, his stock options will vest in full. The employment agreement provides for the opportunity to receive a bonus of up to 50% of base salary if Mr. Brochu meets target performance goals identified by the compensation committee of the board of directors and up to 100% of base salary if Mr. Brochu meets maximum performance goals identified by the compensation committee of the board of directors. The actual amount of performance bonuses will be determined by the compensation committee of the board, except that no bonuses will be paid in the event the Company does not have a positive balance of earnings before interest, tax, depreciation and amortization expenses (and not more than 25% of any such positive balance will be distributed as bonus compensation individually or collectively to the Company’s executive leadership team, including Mr. Brochu). In the event that Mr. Brochu is terminated by the Company without cause, or he resigns for good reason, dies or becomes disabled, Mr. Brochu will be entitled to severance equal to four months base salary. This severance amount will increase to eight months of base salary on January 1, 2006, and to 12 months of base salary on January 1, 2007. In the event Mr. Brochu is terminated in connection with a change of control or terminates his employment for good reason following a change of control, Mr. Brochu will be entitled to severance equal to 12 months of base salary. The employment agreement is for an initial term through December 31, 2005 and will automatically renew for successive one-year terms unless terminated on advance notice by either Mr. Brochu or the Company.

     Mr. Brochu has agreed not to compete with the Company or solicit customers or employees of the Company for one year following termination of employment. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions. Mr. Brochu will be entitled to participate in all benefit plans or arrangements applicable to senior executives of the Company.

     Indemnification Agreements

     On January 31, 2005, the Company entered into indemnification agreements with each of the officers listed below:

Officers
•	Edward Averdieck, General Manager, European operations
Joseph Baldini, Vice President, Operations
David Hostetter, Vice President, Project Management
•	Jason McCartney, Vice President, Development
Christopher Pike, Chief Operating Officer, European operations
Chris Pollak, Vice President, Finance

The form of indemnification agreement was previously approved by the Company’s Board of Directors and stockholders and, for convenience, is refiled as an exhibit to this current report on Form 8-K. Generally, the purpose of the indemnification agreements is to provide the maximum indemnification permitted by law to the Company’s directors and officers with respect to actions they take or omit to take in their capacities as officers and directors. The indemnification agreements provide that the Company will pay certain amounts incurred by an officer in connection with any civil or criminal action or proceeding, specifically including actions by the Company or in its name (derivative suits), where the individual’s involvement is by reason of the fact that he is or was an director or officer. Such amounts include, to the maximum extent permitted by law, attorneys’ fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests. The individual will only be indemnified in connection with any criminal proceeding if such individual had no reasonable belief that his or her conduct was unlawful.

Item 1.02	Termination of a Material Definitive Agreement.

     Effective January 31, 2005, Jeffrey M. Cavins resigned for good reason as the Company’s President and Chief Executive Officer and as a member of the Company’s board of directors. In connection with such resignation, Mr. Cavins and the Company agreed to terminate Mr. Cavins’ employment agreement with the Company and entered into a Resignation and Release Agreement. The following summary of the resignation and release agreement is qualified in its entirety by reference to the text of the resignation and release agreement, a copy of which is attached hereto and incorporated herein by reference as Exhibit 10.3.

     Pursuant to the resignation and release agreement, Mr. Cavins resigned from his position as President and Chief Executive Officer of the Company, effective January 31, 2005. The Company agreed to pay Mr. Cavins a total of one year of base compensation as severance (or $250,000), less lawful withholdings, one-half of which will be paid on February 8, 2005 and one-half of which will be paid over a six month period beginning on February 28, 2005 and ending in July 31, 2005. As additional severance, the Company agreed to extend until December 31, 2005 the period during which Mr. Cavins may exercise any stock options that vested on or before March 17, 2005. In addition, in the event the Company is sold, the Company has agreed that for a period of six months (or until July 31, 2005), Mr. Cavins will continue to be entitled to a bonus equal to 2.5% of the difference in value between the sale price of the Company and the Company’s market value as of April 1, 2003, in accordance with the terms of his existing employment agreement. Mr. Cavins has agreed not to compete with the Company and not to solicit employees or customers of the Company until August 1, 2005. These non-competition and non-solicitation agreements may not be enforceable in certain jurisdictions.

     A copy of the press release issued by the Company announcing the appointment of Mr. Brochu and the resignation of Mr. Cavins is attached hereto as Exhibit 99.1.

Item 2.02	Results of Operation and Financial Condition

     In its press release announcing the appointment of Mr. Brochu and resignation of Mr. Cavins on February 1, 2005, the Company also indicated that it expects to exceed its previously announced fourth quarter revenue guidance and anticipates revenue of approximately $6.3 million for the fourth quarter of 2004 and expects GAAP net loss for the fourth quarter of 2004 to be at or near the higher end of its previously announced guidance range of $4.8 million to $5.2 million of net losses. The Company also indicated it had approximately $44 million of cash and investments at December 31, 2004. These preliminary results discussed above represent management’s current expectations, are based on management’s preliminary internal analysis, and are subject to change. The preliminary results have not been audited by our independent registered public accounting firm. A copy of that press release is attached hereto as Exhibit 99.1.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     As described above, Jeffrey M. Cavins resigned for good reason as the Company’s President and Chief Executive Officer and as a member of the Company’s board of directors on January 31, 2005, and Michael Brochu became the Company’s President and Chief Executive Officer effective February 1, 2005. Mr. Brochu, 51, has served on the Company’s board of directors since December 2003. From November 1997 to November 2004, Mr. Brochu served as the President and Chief Executive Officer of Primus Knowledge Solutions, Inc., a publicly traded software company. From November 1998 to November 2004, Mr. Brochu also served as Chairman and Board of Directors of Primus. Mr. Brochu was president and chief operating officer of Sierra On-Line, Inc., an interactive software publisher, from June 1994 until October 1997. Mr. Brochu currently serves on the board of directors of Art Technology Group, Inc. (ATG), Emphysis Medical Management, Allrecipes.com, Inc., the Washington Software Alliance (WSA) and he participates on the advisory board of Voyager Capital. Mr. Brochu has stock options to purchase 79,167 shares of the Company’s common stock that are exercisable within 60 days of January 31, 2005.

     The terms of Mr. Brochu’s executive employment agreement with the Company are described above and a copy of Mr. Brochu’s executive employment agreement is attached hereto as Exhibit 10.1. A copy of the press release issued by the Company announcing the resignation of Mr. Cavins and the appointment of Mr. Brochu is attached hereto as Exhibit 99.1.

Item 8.01      Other Events

     On January 21, 2005, the Company promoted three of its officers to new positions. Charles Grimsdale was promoted to Chief Strategy Officer for the Company’s global operations. Edward Averdieck was promoted to General Manager of the Company’s European operations. Christopher Pike was promoted to Chief Operating Officer for the Company’s European Operations. A copy of the press release issued by the Company announcing the promotions of Messrs. Grimsdale, Averdieck and Pike is attached hereto as Exhibit 99.2.

Item 9.01      Financial Statements and Exhibits.

(a) Not Applicable

(b) Not Applicable

(c) Exhibits.

10.1	Employment Agreement dated as of January 31, 2005, between Loudeye Corp. and Michael Brochu.

10.2	Form of Indemnification Agreement between Loudeye Corp. between Loudeye Corp. and certain officers.

10.3	Resignation and Release Agreement dated January 31, 2005, between Loudeye Corp. and Jeffrey M. Cavins.

99.1	Press Release dated February 1, 2005.

99.2	Press Release dated January 21, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Corp.
Dated February 1, 2005	By:	/s/ Eric S. Carnell
Eric S. Carnell
Vice President, Legal & Business Affairs